EXHIBIT 5.1
[LETTERHEAD OF ILLUMINA, INC.]
July 29, 2010
Illumina, Inc.
9885 Towne Centre Drive
San Diego, California 92121
Re:	Illumina, Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
     I am Senior Securities and Corporate Transactions Counsel of Illumina, Inc., a Delaware corporation (the “Company”). I have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) for the registration of the offer and sale of 1,096,172 shares of the Company’s common stock, $0.01 par value per share (the “Shares”) from time to time by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”). The Shares are issuable upon the exercise of warrants (the “Warrants”) that are held by the Selling Stockholders.
     I have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinions set forth below.
     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that I have examined, I am of the opinion that the Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid, and non-assessable.
     I am a member of the Bar of the States of New York, California, and Colorado, and in expressing the foregoing opinions, I am not rendering any opinion herein as to matters involving any laws other than the Delaware General Corporation Law (the “DGCL”). This opinion is limited to the effect of the current state of the law of the DGCL and the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.
     I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,
/s/ Scott M. Davies
Scott M. Davies
Senior Securities and Corporate Transactions Counsel, Illumina, Inc.